Kulicke & Soffa Pte Ltd 23A Serangoon North Avenue 5 #01-01 K&S Corporate Headquarters Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com
Co. Regn. No. 199902120H

Kulicke & Soffa Industries, Inc. Announces CEO Retirement and Appointment of Interim CEO

SINGAPORE - October 5, 2015 -- The Board of Directors of Kulicke & Soffa Industries, Inc. (NASDAQ:KLIC) ("Kulicke & Soffa", "K&S" or the "Company") announced today that it has agreed with Bruno Guilmart that he will step down as President, Chief Executive Officer and as a Director of the Company effective today. Mr. Guilmart plans to retire but will serve as an advisor to the Board of Directors until calendar year end 2015. The Board has named Jonathan H. Chou, Kulicke & Soffa’s Senior Vice President and Chief Financial Officer, to fill the role of interim Chief Executive Officer and it has formed a committee to conduct a search for a permanent successor among external and internal candidates.

Garrett E. Pierce, Chairman of the Board, stated "On behalf of the Board of Directors, I would like to thank Bruno for his meaningful contribution to Kulicke & Soffa during the last 5 years. Under Bruno’s leadership, the Company has achieved a strong balance sheet and leveraged K&S’ position as the leader in wire-bonding to transform the Company into a leading solution provider for the advanced packaging sector. The Board and management team are fully committed to the implementation of the Company’s strategy to strengthen the core market leadership positions, expand served markets and execute on internal and external growth initiatives".

Mr. Chou, 51, has been Kulicke & Soffa’s Chief Financial Officer since 2010. His career includes roles as Chief Financial Officer of an Asia based US listed company and Asia Pacific regional CFO roles at Fortune 500 global industrial companies where he played key roles in managing growth, right sizing organizations and numerous efficiency initiatives in finance, planning and operations. Mr. Chou is fluent in Mandarin and holds an MBA degree from Duke University and a BA degree from State University of New York at Buffalo.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor, LED and electronic assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions and organic development, adding advanced packaging, advanced SMT, wedge bonding and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contacts: Kulicke & Soffa Industries, Inc. Investor Relations P: +1-215-784-7500 F: +1-215-784-6180 investor@kns.com